Exhibit 10.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 5th day of March, 2009, by and between GEMMA POWER SYSTEMS, LLC, a Connecticut limited liability company (the “Company”), and WILLIAM F. GRIFFIN, JR. (the “Employee”).
RECITALS:
R-1. The Employee is a principal employee of the Company;
R-2. The Employee and the Company entered into that certain Employment Agreement dated as of December 8, 2006, as amended by that certain First Amendment thereto dated February 8, 2008 (the “Employment Agreement”); and
R-3. The parties wish to enter into this Amendment to memorialize the extension of the term of employment of the Employee and to further modify and amend its terms, as set forth hereinafter.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Incorporation of Recitals; Defined Terms. The above Recitals are hereby incorporated into the body of this Amendment as if fully set forth herein. Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Employment Agreement.
2. Renewal of Term. The Company and the Employee hereby agree that, notwithstanding anything to the contrary contained in Section 3 of the Employment Agreement:
2.1 the Term of Employee’s employment under the Employment Agreement shall be extended for the period of three (3) years, commencing June 8, 2009 and continuing to June 7, 2012 (the “Second Renewal Term”); and
2.2 the Employee shall have the right to extend the Term of Employee’s employment under the Employment Agreement for an additional period of three (3) years, commencing June 8, 2012 and continuing to June 7, 2015 (the “Third Renewal Term”), by giving written notice to the Company at least three (3) months prior to the expiration date of the Second Renewal Term (and the automatic renewal provisions of Section 3 of the Employment Agreement shall not apply with respect to said Third Renewal Term or any one year term within said Third Renewal Term, the Company and the Employee hereby waiving their rights to elect not to renew the term of the Employee’s employment with respect to said Third Renewal Term or any one year term within said Third Renewal Term per Section 3 of the Employment Agreement);

in both cases unless earlier terminated as provided in the Employment Agreement, subject to and in accordance with the terms and conditions of this Amendment. Any renewal of the Employee’s term of employment after the Third Renewal Term shall be governed by the provisions for automatic renewal for successive one year terms in accordance with Section 3 of the Employment Agreement.
3. Duties of the Employee. It is understood and agreed that, notwithstanding anything to the contrary contained in the Employment Agreement, since the termination of employment by the Company of Timothy Curran, the Employee has served, and during the Second Renewal Term the Employee shall continue to serve, as the Chief Executive Officer of the Company, subject to the other terms and conditions of the Employment Agreement, as amended by this Second Amendment.
4. Compensation.
4.1 Salary. Notwithstanding anything to the contrary set forth in the Employment Agreement, during the Second Renewal Term, the Company shall pay the Employee Salary at the annual rate of $200,000, payable as set forth in the Employment Agreement.
4.2 Bonus. In addition to the Salary set forth in Section 4.1, notwithstanding anything to the contrary set forth in the Employment Agreement, for the fiscal year of the Company ending January 31, 2010, and for each fiscal year of the Company thereafter ending within the Second Renewal Term:
(i) if the Adjusted EBITDA of the Companies (as defined in that certain Membership Interest Purchase Agreement dated December 8, 2006 by and among Argan, Inc., the Company, the Employee and the other parties named therein) for such fiscal year exceeds $20,000,000, the Employee shall be eligible for bonus compensation; and
(ii) if the Adjusted EBITDA of the Companies for such fiscal year exceeds $25,000,000, the Employee shall be eligible for additional bonus compensation;
in each case as determined by the Board of Directors of the Company (the “Company Board”) based upon the Employee’s contributions to the financial performance of the Company during such fiscal year; subject, in each case, to such approvals as may, in the judgment of the Company Board, be necessary or appropriate from the Board of Directors of Argan, Inc. (the “Argan Board”), or from the Compensation Committee or other committees of the Argan Board.
4.3 Additional Bonus. In addition to the bonus compensation provided for in Section 4.2, the Employee shall also be eligible for such additional bonus(es) for such special or extraordinary circumstances or occurrences as, in the sole discretion of the Company Board, may merit special consideration for the Employee, subject to such approvals as may, in the judgment of the Company Board, be necessary or appropriate from the Argan Board or from the Compensation Committee or other committees of the Argan Board.

5. Car Allowance. In addition to the payment for covered and reserved parking costs, as set forth in Section 8 of the Employment Agreement, the Company shall provide to the Employee a car allowance in the amount of $1,500 per month, to be used by the Employee to defray the costs of ownership, leasing, financing, maintenance and/or operation of a car or other vehicle.
6. COBRA Benefits. Should the Employee (i) be eligible for COBRA benefits (allowing the Employee to maintain his health insurance benefits at his expense for up to the applicable coverage period under COBRA) after the termination of his employment with the Company for reasons other than gross misconduct, and (ii) make a timely affirmative election of continuation coverage under COBRA, then the Company will pay the monthly premium costs thereof for coverage for the Employee, and/or his spouse and dependent children, if any, for the period(s) for which the Employee, or his spouse and any dependent children, as the case may be, are entitled to continuation coverage under COBRA, or until the Employee, or his spouse or any dependent children, as the case may be, become eligible for health insurance from another source other than Medicare (e.g., another employer’s health insurance program), if earlier.
7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same.
8. Continuation in Full Force and Effect. Except as specifically amended by this Amendment, all of the terms, covenants and conditions of the Employment Agreement shall continue in full force and effect.
[Signatures on following page]

IN WITNESS WHEREOF, each of the undersigned has executed, or has caused its duly authorized representative to execute, this Amendment as of the date first above written.

THE COMPANY: GEMMA POWER SYSTEMS, LLC
By:	/s/ Rainer H. Bosselmann
	Name:	Rainer H. Bosselmann
	Title:	Chairman

THE EMPLOYEE:
/s/ William F. Griffin, Jr.
WILLIAM F. GRIFFIN, JR.

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